STOCK PURCHASE AGREEMENT

AMONG

REMOTEMDX, INC.,

AND

MIDWEST MONITORING AND SURVEILLANCE, INC.,

GARY SHELTON, GARY BENGTSON, LARRY GARDNER AND SUE GARDNER

EFFECTIVE DECEMBER 1, 2007

STOCK PURCHASE AGREEMENT

Agreement entered into effective as of December 1, 2007, by and among RemoteMDx, Inc., a Utah corporation (the "Buyer"), Midwest Monitoring & Surveillance, Inc. (“MM&S”), a Minnesota corporation, Gary Bengtson (“Bengtson”), Gary Shelton (“Shelton”), Larry Gardner (“L. Gardner”), and Sue Gardner (“S. Gardner”) (Bengtson, Shelton, L. Gardner and S. Gardner are referred to individually herein as a “Seller,” and collectively, as the "Sellers").  The Buyer, MM&S and the Sellers are referred to collectively herein as the "Parties."

RECITALS:

Sellers in the aggregate own all of the outstanding capital stock of MM&S.

Buyer proposes to purchase from the Sellers, and the Sellers will sell to the Buyer, a minimum of fifty-one percent (51%) and up to one hundred percent (100%) of the outstanding capital stock of MM&S in return for cash and shares of Buyer’s authorized but previously unissued common stock.

Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

ARTICLE 1
DEFINITIONS

1.1	Defined Terms.

In this Agreement, the following terms will have the following meanings:

"Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses.

"Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

"Affiliated Group" means any affiliated group within the meaning of Code §1504(a) or any similar group defined under a similar provision of state, local or foreign law.

“Audited Net Revenues” shall mean the actual Net Revenues of MM&S for the year ending December 31, 2007 as determined by the Post-Closing Audit.

"Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

"Buyer" has the meaning set forth in the preface above.

"Closing" has the meaning set forth in Section 2.2 below.

"Closing Date" has the meaning set forth in Section 2.2 below.

"COBRA" means the requirements of Part 6 of Subtitle B of Title I of ERISA and Code §4980B and of any similar state law.

"Code" means the Internal Revenue Code of 1986, as amended.

"Confidential Information" means any information concerning the businesses and affairs of MM&S that is not already generally available to the public.

"Controlled Group" has the meaning set forth in Code §1563.

"Deferred Intercompany Transaction" has the meaning set forth in Reg. §1.1502-13.

"Disclosure Schedule" has the meaning set forth in Section 5 below.

"Employee Benefit Plan" means any "employee benefit plan" (as such term is defined in ERISA §3(3)) and any other employee benefit plan, program or arrangement of any kind.

"Employee Pension Benefit Plan" has the meaning set forth in ERISA §3(2).

"Employee Welfare Benefit Plan" has the meaning set forth in ERISA §3(1).

"Environmental, Health, and Safety Requirements" shall mean all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, each as amended and as now or hereafter in effect.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

"ERISA Affiliate" means each entity which is treated as a single employer with MM&S for purposes of Code §414.

“Escrow Agent” shall mean the escrow agent selected by Buyer to hold the Buyer Shares as provided in Section 2.1.

"Excess Loss Account" has the meaning set forth in Reg. §1.1502-19.

"Fiduciary" has the meaning set forth in ERISA §3(21).

"Financial Statement" has the meaning set forth in Section 5.6 below.

"GAAP" means United States generally accepted accounting principles as in effect from time to time.

"Indemnified Party" has the meaning set forth in Section 9.4 below.

"Indemnifying Party" has the meaning set forth in Section 9.4 below.

"Intellectual Property" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

"Knowledge" means actual knowledge after reasonable investigation.

"Liability" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

"Most Recent Balance Sheet" means the balance sheet contained within the Most Recent Financial Statements.

"Most Recent Financial Statements" has the meaning set forth in Section 5.6 below.

"Most Recent Fiscal Year End" has the meaning set forth in Section 5.6 below.

"Multiemployer Plan" has the meaning set forth in ERISA §3(37).

“Net Revenues” means gross revenues less returns and allowances determined in accordance with GAAP.

"Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

"Party" has the meaning set forth in the preface above.

"PBGC" means the Pension Benefit Guaranty Corporation.

"Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

“Post-Closing Adjustment Amount” shall mean the difference, if any, between the amount of $1,702,825.33 in revenues reported by MM&S for the six months ended June 30, 2007 in the Most Recent Financial Statements less the Audited Net Revenues; if Audited Net Revenues are greater than $1,702,825.33, the Post-Closing Adjustment Amount shall be zero.

“Post-Closing Audit” shall mean the audit of MM&S’s financial statements for the year ending December 31, 2007, to be conducted following the Closing by the independent registered public accounting firm selected by Buyer (the “Auditor”).

"Prohibited Transaction" has the meaning set forth in ERISA §406 and Code §4975.

"Purchase Price" has the meaning set forth in Section 2.1 below.

"Reportable Event" has the meaning set forth in ERISA §4043.

"Securities Act" means the Securities Act of 1933, as amended.

"Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

"Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

"Seller" has the meaning set forth in the preface above.

"Subsidiary" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

"Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code §59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

"Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

"Third Party Claim" has the meaning set forth in Section 9.4 below.

ARTICLE 2
PURCHASE AND CLOSING

2.1	Purchase and Sale of MM&S Shares.

(A)         Buyer shall purchase from Sellers, and each Seller shall sell, convey, assign, transfer and deliver to Buyer, that number of shares of the common stock of MM&S (the “MM&S Shares”) free and clear of any lien and restriction on transfer set forth on Schedule 2.1(A) under the heading “Common Stock to be Sold” next to such Seller's name for the consideration specified below in Section 2.1(B).

(B)         In consideration for the MM&S Shares to be sold pursuant to Section 2.1(A), Buyer shall pay to Sellers, in accordance with Schedule 2.1(B), an aggregate amount of $3,400,000 (the “Purchase Price”), minus the Post-Closing Adjustment Amount, if any.  The Purchase Price will be paid by delivery of $1,800,000 cash and up to 438,000 Buyer Shares valued for purposes of this Agreement at a price of $3.81 per share.  The Purchase Price shall be allocated among the Sellers in proportion to their respective holdings of MM&S Shares as set forth on Schedule 2.1(B).  The Buyer Shares shall be held in escrow from the Closing Date until the completion of the Post-Closing Audit and verification of the Post-Closing Adjustment Amount.  The number of Buyer Shares delivered to Sellers out of escrow shall be reduced by the Post-Closing Adjustment Amount and the balance of the Buyer Shares in escrow following delivery of the adjusted number of Buyer Shares to Sellers will be returned to Buyer.

2.2	Closing.

(A)         Closing Date.  The Closing of the Transaction (the “Closing”) will occur at a location to be agreed upon by Buyer and Sellers at 10:00 a.m. on or before December 31, 2007, or such later date as the Parties may agree; provided, however, that the Closing shall occur no later than January 20, 2008.  The date upon which the Closing actually occurs is referred to herein as the “Closing Date”.

(B)         Deliveries at the Closing.  At the Closing, (i) the Sellers will deliver to the Buyer the various certificates, instruments, and documents referred to in Section 8.1 below, (ii) the Buyer will deliver to the Sellers the various certificates, instruments, and documents referred to in Section 8.2 below, (iii) each of the Sellers will deliver to the Buyer stock certificates representing all of his MM&S Shares purchased hereunder, endorsed in blank or accompanied by duly executed assignment documents, (iv) the Buyer will deliver to each of the Sellers the cash consideration specified in Section 2.1(B) above; and (v) Buyer will deliver to the Escrow Agent the Buyer Shares forming part of the Purchase Price specified in Section 2.1(B) above.

2.3	Buyer’s Option.

(A)         Option Price.  In consideration of the payment of the Purchase Price as provided above, Sellers hereby grant to Buyer the right, at its sole election and option, to purchase all remaining MM&S Shares on or before March 1, 2009.  The price for such remaining MM&S Shares shall be an amount equal to two times the Net Revenues of MM&S for the 12 months ending December 31, 2008, as determined by the Auditor, multiplied by 49% (the “Buyer’s Option Price”).

(B)         Exercise of Option.  Buyer may exercise its option at any time on or after January 1, 2009, by giving Sellers a minimum of fifteen (15) days written notice.  The closing of the purchase of the remaining MM&S Shares under this Section 2.3 shall occur on or before March 1, 2009 or such later date as the Parties may then agree.  The Buyer’s Option Price may be paid, at the sole option of Buyer, 50% in cash and 50% in shares of Buyer’s common stock valued at the market price for such shares averaged over the five trading days immediately preceding the closing date for such purchase.

2.4	Sellers’ Option.

(A)         Option.  In the event Buyer fails or elects not to exercise its Buyer’s Option granted under Section 2.3, above, Sellers shall have the right, at their sole election and option (“Sellers’ Option”), to require Buyer to purchase all but not less than all of the remaining MM&S Shares on or before March 1, 2009.

(B)         Exercise.  The purchase price for the MM&S Shares under this Section 2.4 shall be the Buyer’s Option Price.  Exercise of this Seller’s Option shall be made by giving Buyer written notice of such exercise no less than fifteen (15) days prior to the date set for closing of such sale.  The Seller’s Option purchase price may be paid, at the sole option of Buyer, 50% in cash and 50% in shares of Buyer’s common stock valued at the market price for such shares averaged over the five trading days immediately preceding the closing date for such purchase.

(C)         Performance.  In the event Seller exercises the Sellers’ Option and Buyer fails to perform and complete its purchase of the remaining MM&S Shares as provided in this Section 2.4, and fails further to cure such breach within sixty (60) days thereafter, Buyer shall forfeit its ownership of the MM&S Shares acquired under Section 2.1, above, and shall return, convey, assign, and transfer and deliver such MM&S Shares to Sellers, free and clear of any lien or restriction on transfer to Sellers in the same amounts set forth opposite Sellers’ names on Schedule 2.1(B).

2.5        Resolution of Personal Liabilities.  Upon the exercise and closing of either the Buyer’s Option or the Sellers’ Option granted above, MM&S shall undertake to obtain the release of the pledges and guarantees made by Sellers or any of them on behalf of MM&S, including, without limitation, all personal guarantees, pledges of real or personal property, liens and other arrangements in which Sellers or any of them has guaranteed or secured the performance of MM&S.  In addition, MM&S shall repay in full loans made by the Sellers or any of them to MM&S.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES
REGARDING SELLERS

Each Seller represents and warrants to the Buyer that the statements contained in this Article 3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article 3) with respect to himself or herself, except as set forth in Schedule 3 attached hereto.

3.1       Authorization of Transaction.  Seller has full power and authority to execute and deliver this Agreement and to perform his obligations hereunder.  This Agreement constitutes the valid and legally binding obligation of the Seller, enforceable in accordance with its terms and conditions.  Seller need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

3.2       Noncontravention.  Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Seller or MM&S is subject or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Seller or MM&S is a party or by which he or it is bound or to which any of his or its assets is subject.

3.3       Brokers' Fees.  Seller has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or obligated.

3.4       Investment.  Seller (A) understands that the Buyer Shares have not been registered under the Securities Act, or under any state securities laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (B) is acquiring the Buyer Shares solely for his own account for investment purposes, and not with a view to the distribution thereof, (C) is a sophisticated investor with knowledge and experience in business and financial matters, (D) has received certain information concerning the Buyer and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the Buyer Shares, (E) is able to bear the economic risk and lack of liquidity inherent in holding the Buyer Shares, and (F) is an Accredited Investor.

3.5       MM&S Shares.  Seller holds of record and owns beneficially the number of MM&S Shares set forth next to his name in Schedule 2.1(A), free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), Taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands.  Seller is not a party to any option, warrant, purchase right, or other contract or commitment that could require the Seller to sell, transfer, or otherwise dispose of any capital stock of MM&S (other than this Agreement).  Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of MM&S that will survive the Closing.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES
REGARDING BUYER

Buyer represents and warrants to the Sellers that the statements contained in this Article 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article 4), except as set forth in Schedule 4 attached hereto.

4.1       Organization of the Buyer.  The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

4.2       Authorization of Transaction.  The Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder.  This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions.  The Buyer need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

4.3       Noncontravention.  Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Buyer is subject or any provision of its charter or bylaws.

4.4       Brokers' Fees.  The Buyer has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which any Seller could become liable or obligated.

4.5       Investment.  The Buyer is not acquiring MM&S Shares with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES REGARDING MM&S

The Sellers represent and warrant to the Buyer that the statements contained in this Article 5 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article 5), except as set forth in the disclosure schedule delivered by the Sellers to the Buyer at the Closing and initialed by the Parties (the "Disclosure Schedule").  Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein, however, unless the Disclosure Schedule identifies the exception with particularity and describes the relevant facts in detail.  Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself).  The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Article 5.

5.1       Organization, Qualification, and Corporate Power.  MM&S is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.  MM&S is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required.  MM&S has full corporate power and authority and all licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and in which it presently proposes to engage and to own and use the properties owned and used by it.  Section 5.1 of the Disclosure Schedule lists the directors and officers of MM&S.  The Sellers have delivered to the Buyer correct and complete copies of the charter and bylaws of MM&S (as amended to date).  The minute books (containing the records of meetings of the stockholders, the board of directors, and any committees of the board of directors), the stock certificate books, and the stock record books of MM&S are correct and complete.  MM&S is not in default under or in violation of any provision of its charter or bylaws.

5.2       Capitalization.  The entire authorized capital stock of MM&S consists of 600 shares of common stock, of which 300 shares are issued and outstanding and 300 shares are held in treasury.  All of the issued and outstanding MM&S Shares have been duly authorized, are validly issued, fully paid, and nonassessable, and are held of record by the respective Sellers as set forth in Section 5.2 of the Disclosure Schedule.  There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require MM&S to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to MM&S. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of MM&S. A “Shareholders’ Agreement” dated February 11, 2000, to which each of the Sellers is a party, shall be terminated and shall not survive the Closing.

5.3       Noncontravention.  Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which MM&S is subject or any provision of the charter or bylaws of MM&S or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which MM&S is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets).  MM&S needs not give notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

5.4       Brokers' Fees.  MM&S has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

5.5       Title to Assets.  MM&S has good and marketable title to, or a valid leasehold interest in, the properties and assets used by it, located on its premises, or shown on the Most Recent Balance Sheet or acquired after the date thereof, free and clear of all Security Interests, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet.

5.5       Subsidiaries.  MM&S has no Subsidiaries.

5.6       Financial Statements.  Attached hereto as Exhibit B are the following financial statements (collectively the "Financial Statements") of MM&S: (i) unaudited consolidating balance sheets and statements of income, changes in stockholders' equity, and cash flow as of and for the fiscal years ended December 31, 2005 and 2006 (the "Most Recent Fiscal Year End") for MM&S; and (ii) unaudited consolidated and consolidating balance sheets and statements of income, changes in stockholders' equity, and cash flow (the "Most Recent Financial Statements") as of and for the 6 months ended June 30, 2007 for MM&S.  The Financial Statements (including the notes thereto) present fairly the financial condition of MM&S as of such dates and the results of operations of MM&S for such periods, are correct and complete, and are consistent with the books and records of MM&S (which books and records are correct and complete) ; provided, however, that the Most Recent Financial Statements are subject to normal year-end adjustments (which will not be material individually or in the aggregate) and lack footnotes and other presentation items.

5.7       Events Subsequent to Most Recent Fiscal Year End.  Since the Most Recent Fiscal Year End, there has not been any material adverse change in the business, financial condition, operations, results of operations, or future prospects of MM&S.  Without limiting the generality of the foregoing, since that date:

(A)         MM&S has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

(B)         MM&S has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) either involving more than $10,000 or outside the Ordinary Course of Business;

(C)         No party (including MM&S) has accelerated, terminated, modified, or cancelled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $10,000 to which MM&S is a party or by which it is bound;

(D)         MM&S has not imposed any Security Interest upon any of its assets, tangible or intangible;

(E)          MM&S has not made any capital expenditure (or series of related capital expenditures) either involving more than $10,000 or outside the Ordinary Course of Business;

(F)          MM&S has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) either involving more than $10,000 or outside the Ordinary Course of Business;

(G)         MM&S has not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation either involving more than $10,000 singly or $10,000 in the aggregate;

(H)         MM&S has not delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business;

(I)           MM&S has not cancelled, compromised, waived, or released any right or claim (or series of related rights and claims) either involving more than $10,000 or outside the Ordinary Course of Business;

(J)          MM&S has not granted any license or sublicense of any rights under or with respect to any Intellectual Property;

(K)         There has been no change made or authorized in the charter or bylaws of MM&S;

(L)          MM&S has not issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;

(M)        MM&S has not declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

(N)         MM&S has not experienced any damage, destruction, or loss (whether or not covered by insurance) to its property;

(O)         MM&S has not made any loan to, or entered into any other transaction with, any of its directors, officers, and employees outside the Ordinary Course of Business;

(P)          MM&S has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

(Q)         MM&S has not granted any increase in the base compensation of any of its directors, officers, and employees outside the Ordinary Course of Business;

(R)         MM&S has not adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan);

(S)          MM&S has not made any other change in employment terms for any of its directors, officers, and employees outside the Ordinary Course of Business;

(T)          MM&S has not made or pledged to make any charitable or other capital contribution outside the Ordinary Course of Business;

(U)         There has not been any other material occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving MM&S; and

(V)         MM&S has not committed to any of the foregoing.

5.8       Undisclosed Liabilities.  MM&S has no Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability), except for (i) Liabilities set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (ii) Liabilities which have arisen after the Most Recent Fiscal Year End in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).

5.9       Legal Compliance.  MM&S and its predecessors and Affiliates has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply.

5.10	Tax Matters.

(A)         MM&S has filed all Tax Returns that it was required to file.  All such Tax Returns were correct and complete in all respects.  All Taxes owed by MM&S (whether or not shown on any Tax Return) have been paid.  MM&S currently is not the beneficiary of any extension of time within which to file any Tax Return.  No claim has ever been made by an authority in a jurisdiction where MM&S does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.  There are no Security Interests on any of the assets of MM&S that arose in connection with any failure (or alleged failure) to pay any Tax.

(B)         MM&S has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(C)         No Seller or director or officer (or employee responsible for Tax matters) of MM&S expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed.  There is no dispute or claim concerning any Tax Liability of MM&S either (i) claimed or raised by any authority in writing or (ii) as to which any of the Sellers and the directors and officers (and employees responsible for Tax matters) of MM&S has Knowledge based upon personal contact with any agent of such authority.  Section 5.10(C) of the Disclosure Schedule lists all federal, state, local, and foreign income Tax Returns filed with respect to MM&S for taxable periods ended on or after December 31, 2000, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit.  The Sellers have delivered to the Buyer correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by MM&S since December 31, 2000.

(D)         MM&S has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(E)          MM&S has not filed a consent under Code §341(f) concerning collapsible corporations.  MM&S has not made any payments, is not obligated to make any payments, or is not a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code §280G.  MM&S has not been a United States real property holding corporation within the meaning of Code §897(c) (2) during the applicable period specified in Code §897(c) (1) (A) (ii).  MM&S is not a party to any Tax allocation or sharing agreement.  MM&S (1) has not been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was MM&S) or (2) has no Liability for the Taxes of any Person (other than MM&S) under Reg. §1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(F)          Section 5.10(F) of the Disclosure Schedule sets forth the following information with respect to MM&S as of the most recent practicable date: (i) the basis of MM&S in its assets; (ii) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax, or excess charitable contribution allocable to MM&S; and (iii) the amount of any deferred gain or loss allocable to MM&S arising out of any Deferred Intercompany Transaction.

(G)         The unpaid Taxes of MM&S (i) did not, as of November 30, 2007, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of MM&S in filing its Tax Returns.

5.11	Real Property.

(A)         Section 5.11(A) of the Disclosure Schedule lists and describes briefly all real property that MM&S owns.  With respect to each such parcel of owned real property:

(i)          The identified owner has good and marketable title to the parcel of real property, free and clear of any Security Interest, easement, covenant, or other restriction, except for installments of special assessments not yet delinquent and recorded easements, covenants, and other restrictions which do not impair the current use, occupancy, or value, or the marketability of title, of the property subject thereto;

(ii)         There are no pending or, to the Knowledge of any of the Sellers and the directors and officers (and employees with responsibility for real estate matters) of MM&S, threatened condemnation proceedings, lawsuits, or administrative actions relating to the property or other matters affecting materially and adversely the current use, occupancy, or value thereof;

(iii)         The legal description for the parcel contained in the deed thereof describes such parcel fully and adequately, the buildings and improvements are located within the boundary lines of the described parcels of land, are not in violation of applicable setback requirements, zoning laws, and ordinances (and none of the properties or buildings or improvements thereon are subject to "permitted non-conforming use" or "permitted non-conforming structure" classifications), and do not encroach on any easement which may burden the land, and the land does not serve any adjoining property for any purpose inconsistent with the use of the land, and the property is not located within any flood plain or subject to any similar type restriction for which any permits or licenses necessary to the use thereof have not been obtained;

(iv)         All facilities have received all approvals of governmental authorities (including licenses and permits) required in connection with the ownership or operation thereof and have been operated and maintained in accordance with applicable laws, rules, and regulations;

(v)         There are no leases, subleases, licenses, concessions, or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any portion of the parcel of real property;

(vi)        There are no outstanding options or rights of first refusal to purchase the parcel of real property, or any portion thereof or interest therein;

(vii)       There are no parties (other than MM&S) in possession of the parcel of real property, other than tenants under any leases disclosed in Section 5.11 of the Disclosure Schedule who are in possession of space to which they are entitled;

(viii)       All facilities located on the parcel of real property are supplied with utilities and other services necessary for the operation of such facilities, including gas, electricity, water, telephone, sanitary sewer, and storm sewer, all of which services are adequate in accordance with all applicable laws, ordinances, rules, and regulations and are provided via public roads or via permanent, irrevocable, appurtenant easements benefitting the parcel of real property; and

(ix)        Each parcel of real property abuts on and has direct vehicular access to a public road, or has access to a public road via a permanent, irrevocable, appurtenant easement benefitting the parcel of real property, and access to the property is provided by paved public right-of-way with adequate curb cuts available.

(B)         Section 5.11(B) of the Disclosure Schedule lists and describes briefly all real property leased or subleased to MM&S.  Section 5.11(B) of the Disclosure Schedule also identifies the leased or subleased properties for which title insurance policies are to be procured in accordance with this Agreement.  The Sellers have delivered to the Buyer correct and complete copies of the leases and subleases listed in Section 5.11(B) of the Disclosure Schedule (as amended to date).  With respect to each lease and sublease listed in the Disclosure Schedule:

(i)          The lease or sublease is legal, valid, binding, enforceable, and in full force and effect;

(ii)         The lease or sublease will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby;

(iii)        No party to the lease or sublease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

(iv)        No party to the lease or sublease has repudiated any provision thereof;

(v)         There are no disputes, oral agreements, or forbearance programs in effect as to the lease or sublease;

(vi)        With respect to each sublease, the representations and warranties set forth in subsections (i) through (v) above are true and correct with respect to the underlying lease;

(vii)        MM&S has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold;

(viii)       All facilities leased or subleased thereunder have received all approvals of governmental authorities (including licenses and permits) required in connection with the operation thereof and have been operated and maintained in accordance with applicable laws, rules, and regulations;

(ix)        All facilities leased or subleased thereunder are supplied with utilities and other services necessary for the operation of said facilities; and

(x)         The owner of the facility leased or subleased has good and marketable title to the parcel of real property, free and clear of any Security Interest, easement, covenant, or other restriction, except for installments of special easements not yet delinquent and recorded easements, covenants, and other restrictions which do not impair the current use, occupancy, or value, or the marketability of title, of the property subject thereto.

5.12	Intellectual Property.

(A)         MM&S owns or has the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property necessary or desirable for the operation of the business of MM&S as presently conducted and as presently proposed to be conducted.  Each item of Intellectual Property owned or used by MM&S immediately prior to the Closing will be owned or available for use by MM&S on identical terms and conditions immediately subsequent to the Closing.  MM&S has taken all necessary action to maintain and protect each item of Intellectual Property that it owns or uses.

(B)         MM&S has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and none of the Sellers and the directors and officers (and employees with responsibility for Intellectual Property matters) of MM&S has ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that MM&S must license or refrain from using any Intellectual Property rights of any third party).  To the Knowledge of any of the Sellers and the directors and officers (and employees with responsibility for Intellectual Property matters) of MM&S, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of MM&S.

(C)         Section 5.12(C) of the Disclosure Schedule identifies each patent or registration which has been issued to MM&S with respect to any of its Intellectual Property, identifies each pending patent application or application for registration which MM&S has made with respect to any of its Intellectual Property, and identifies each license, agreement, or other permission which MM&S has granted to any third party with respect to any of its Intellectual Property (together with any exceptions).  The Sellers have delivered to the Buyer correct and complete copies of all such patents, registrations, applications, licenses, agreements, and permissions (as amended to date) and have made available to the Buyer correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item.  Section 5.12(C) of the Disclosure Schedule also identifies each trade name or unregistered trademark used by MM&S in connection with any of its businesses. With respect to each item of Intellectual Property required to be identified in Section 5.12(C) of the Disclosure Schedule:

(i)          MM&S possesses all right, title, and interest in and to the item, free and clear of any Security Interest, license, or other restriction;

(ii)         The item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

(iii)         No action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of any of the Sellers and the directors and officers (and employees with responsibility for Intellectual Property matters) of MM&S, is threatened which challenges the legality, validity, enforceability, use, or ownership of the item; and

(iv)        MM&S has never agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

(D)         Section 5.12(D) of the Disclosure Schedule identifies each item of Intellectual Property that any third party owns and that MM&S uses pursuant to license, sublicense, agreement, or permission.  The Sellers have delivered to the Buyer correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date).  With respect to each item of Intellectual Property required to be identified in Section 5.12(D) of the Disclosure Schedule:

(i)          The license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect;

(ii)         The license, sublicense, agreement, or permission will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby;

(iii)         No party to the license, sublicense, agreement, or permission is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

(iv)         No party to the license, sublicense, agreement, or permission has repudiated any provision thereof;

(v)         With respect to each sublicense, the representations and warranties set forth in subsections (i) through (iv) above are true and correct with respect to the underlying license;

(vi)        The underlying item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

(vii)        No action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of any of the Sellers and the directors and officers (and employees with responsibility for Intellectual Property matters) of MM&S, is threatened which challenges the legality, validity, or enforceability of the underlying item of Intellectual Property; and

(viii)       MM&S has not granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission.

(E)          To the Knowledge of any of the Sellers and the directors and officers (and employees with responsibility for Intellectual Property matters) of MM&S, MM&S will not interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of its businesses as presently conducted and as presently proposed to be conducted.

5.13     Tangible Assets.  MM&S owns or leases all buildings, machinery, equipment, and other tangible assets necessary for the conduct of its businesses as presently conducted and as presently proposed to be conducted.  Each such tangible asset is free from defects (patent and latent), has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used and presently is proposed to be used.

5.14     Inventory.  The inventory of MM&S consists of raw materials and supplies, manufactured and purchased parts, goods in process, and finished goods, all of which is merchantable and fit for the purpose for which it was procured or manufactured, and none of which is slow-moving, obsolete, damaged, or defective, subject only to the reserve for inventory writedown set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of MM&S.

5.15     Contracts.  Section 5.15 of the Disclosure Schedule lists the following contracts and other agreements to which MM&S is a party:

(A)         Any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $10,000 per annum;

(B)         Any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, result in a material loss to MM&S, or involve consideration in excess of $10,000;

(C)         Any agreement concerning a partnership or joint venture;

(D)         Any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $10,000 or under which it has imposed a Security Interest on any of its assets, tangible or intangible;

(E)          Any agreement concerning confidentiality or noncompetition;

(F)          Any agreement with any of the Sellers and their Affiliates (other than MM&S);

(G)         Any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other material plan or arrangement for the benefit of its current or former directors, officers, and employees;

(H)         Any collective bargaining agreement;

(I)          Any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $10,000 or providing severance benefits;

(J)          Any agreement under which it has advanced or loaned any amount to any of its directors, officers, and employees outside the Ordinary Course of Business;

(K)         Any agreement under which the consequences of a default or termination could have a material adverse effect on the business, financial condition, operations, results of operations, or future prospects of MM&S; or

(L)          Any other agreement (or group of related agreements) the performance of which involves consideration in excess of $10,000.

The Sellers have delivered to the Buyer a correct and complete copy of each written agreement listed in Section 5.15 of the Disclosure Schedule (as amended to date) and a written summary setting forth the terms and conditions of each oral agreement referred to in the Disclosure Schedule.  With respect to each such agreement: (i) the agreement is legal, valid, binding, enforceable, and in full force and effect; (ii) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (iii) no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (iv) no party has repudiated any provision of the agreement.

5.16     Notes and Accounts Receivable.  All notes and accounts receivable of MM&S are reflected properly on their books and records, are valid receivables subject to no setoffs or counterclaims, are current and collectible, and will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of MM&S.

5.17     Powers of Attorney.  There are no outstanding powers of attorney executed on behalf of MM&S.

5.18     Insurance.  Section 5.18 of the Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which MM&S has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past ten (10) years:

(A)         the name, address, and telephone number of the agent;

(B)         the name of the insurer, the name of the policyholder, and the name of each covered insured;

(C)         the policy number and the period of coverage;

(D)         the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

(E)          a description of any retroactive premium adjustments or other loss-sharing arrangements.

With respect to each such insurance policy: (i) the policy is legal, valid, binding, enforceable, and in full force and effect; (ii) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (iii) neither MM&S nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (iv) no party to the policy has repudiated any provision thereof.  MM&S has been covered during the past ten (10) years by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during the aforementioned period.  Section 5.18 of the Disclosure Schedule describes any self-insurance arrangements affecting MM&S.

5.19     Litigation.  Section 5.19 of the Disclosure Schedule sets forth each instance in which MM&S (A) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (B) is a party or, to the Knowledge of any of the Sellers and the directors and officers (and employees with responsibility for litigation matters) of MM&S, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator.  None of the actions, suits, proceedings, hearings, and investigations set forth in Section 5.19 of the Disclosure Schedule could result in any material adverse change in the business, financial condition, operations, results of operations, or future prospects of MM&S. None of the Sellers and the directors and officers (and employees with responsibility for litigation matters) of MM&S has any reason to believe that any such action, suit, proceeding, hearing, or investigation may be brought or threatened against MM&S.

5.20     Product Warranty.  Each product manufactured, sold, leased, or delivered by MM&S has been in conformity with all applicable contractual commitments and all express and implied warranties, and MM&S has no Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against it giving rise to any Liability) for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for product warranty claims set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of MM&S.  No product manufactured, sold, leased, or delivered by MM&S is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease.  Section 5.20 of the Disclosure Schedule includes copies of the standard terms and conditions of sale or lease for MM&S (containing applicable guaranty, warranty, and indemnity provisions).

5.21     Product Liability.  MM&S has no Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by MM&S.

5.22     Employees.  To the Knowledge of any of the Sellers and the directors and officers (and employees with responsibility for employment matters) of MM&S, no executive, key employee, or group of employees has any plans to terminate employment with MM&S.  MM&S is not a party to or bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes.  MM&S has not committed any unfair labor practice.  None of the Sellers and the directors and officers (and employees with responsibility for employment matters) of MM&S has any Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of MM&S.

5.23	Employee Benefits.

(A)         Section 5.23(A) of the Disclosure Schedule lists each Employee Benefit Plan that MM&S maintains, to which MM&S contributes or has any obligation to contribute, or with respect to which MM&S has any material Liability or potential Liability.

(i)          Each such Employee Benefit Plan (and each related trust, insurance contract, or fund) has been maintained, funded and administered in accordance with the terms of such Employee Benefit Plan and complies in form and in operation in all material respects with the applicable requirements of ERISA, the Code, and other applicable laws.

(ii)         All required reports and descriptions (including annual reports (IRS Form 5500), summary annual reports, and summary plan descriptions) have been timely filed and/or distributed in accordance with the applicable requirements of ERISA and the Code with respect to each such Employee Benefit Plan. The requirements of COBRA have been met with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan subject to COBRA.

(iii)        All contributions (including all employer contributions and employee salary reduction contributions) which are due have been made within the time period prescribed by ERISA to each such Employee Benefit Plan which is an Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date which are not yet due have been made to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of MM&S and its Subsidiaries.  All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

(iv)        Each such Employee Benefit Plan which is intended to meet the requirements of a "qualified plan" under Code §401(a) has received a determination from the Internal Revenue Service that such Employee Benefit Plan is so qualified, and nothing has occurred since the date of such determination that could adversely affect the qualified status of any such Employee Benefit Plan.

(v)         The market value of assets under each such Employee Benefit Plan which is an Employee Pension Benefit Plan (other than any Multiemployer Plan) equals or exceeds the present value of all vested and nonvested Liabilities thereunder determined in accordance with PBGC methods, factors, and assumptions applicable to an Employee Pension Benefit Plan terminating on the date for determination.

(vi)        The Sellers have delivered to the Buyer correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent annual report (IRS Form 5500, with all applicable attachments), and all related trust agreements, insurance contracts, and other funding arrangements which implement each such Employee Benefit Plan.

(B)         With respect to each Employee Benefit Plan that MM&S, and any ERISA Affiliate maintains, to which any of them contributes or has any obligation to contribute, or with respect to which any of them has any material Liability or potential Liability:

(i)          No such Employee Benefit Plan which is an Employee Pension Benefit Plan (other than any Multiemployer Plan) has been completely or partially terminated or been the subject of a Reportable Event. No proceeding by the PBGC to terminate any such Employee Pension Benefit Plan (other than any Multiemployer Plan) has been instituted or, to the Knowledge of any of the Sellers and the directors and officers (and employees with responsibility for employee benefits matters) of MM&S, threatened.

(ii)         There have been no Prohibited Transactions with respect to any such Employee Benefit Plan. No Fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or, to the Knowledge of any of the Sellers and the directors and officers (and employees with responsibility for employee benefits matters) of MM&S, threatened.  None of the Sellers and the directors and officers (and employees with responsibility for employee benefits matters) of MM&S has any Knowledge of any Basis for any such action, suit, proceeding, hearing, or investigation.

(iii)        MM&S has not incurred, and none of the Sellers and the directors and officers (and employees with responsibility for employee benefits matters) of MM&S has any reason to expect that MM&S will incur, any Liability to the PBGC (other than with respect to PBGC premium payments not yet due) or otherwise under Title IV of ERISA (including any withdrawal liability as defined in ERISA §4201) or under the Code with respect to any such Employee Benefit Plan which is an Employee Pension Benefit Plan, or under COBRA with respect to any such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

(iv)        None of MM&S and any ERISA Affiliate has incurred any Liability on account of a "partial withdrawal" or a "complete with drawl" (within the meaning of ERISA §§4205 and 4203, respectively) from any Multiemployer Plan, no such Liability has been asserted, and there are no events or circumstances which could result in any such partial or complete withdrawal; and none of MM&S and any ERISA Affiliate is bound by any contract or agreement or has any obligation or Liability described in ERISA §4204.  Each Multiemployer Plan complies in form and has been administered in accordance with the requirements of ERISA and, where applicable, the Code, and each Multiemployer Plan is qualified under Code §401(a).

(v)         MM&S does not maintain, contribute to or have an obligation to contribute to, or have any material Liability or potential Liability with respect to, any Employee Welfare Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses, or their dependents (other than in accordance with COBRA).

5.24     Guaranties.  MM&S is not a guarantor of or otherwise liable for any Liability or obligation (including indebtedness) of any other Person.  Section 5.24 of the Disclosure Schedule lists the obligations of MM&S that have been guaranteed personally by any Seller or officer or director of MM&S.

5.25     Environmental, Health, and Safety Matters.

(A)         MM&S and its predecessors and Affiliates has complied and is in compliance with all Environmental, Health, and Safety Requirements.

(B)         Without limiting the generality of the foregoing, MM&S and its Affiliates have obtained and complied with, and is in compliance with, all permits, licenses and other authorizations that are required pursuant to Environmental, Health, and Safety Requirements for the occupation of its facilities and the operation of its business; a list of all such permits, licenses and other authorizations is set forth on the attached "Environmental and Safety Permits Schedule."

(C)         Neither MM&S nor its predecessors or Affiliates has received any written or oral notice, report or other information regarding any actual or alleged violation of Environmental, Health, and Safety Requirements, or any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to any of them or its facilities arising under Environmental, Health, and Safety Requirements.

(D)         None of the following exists at any property or facility owned or operated by MM&S: (1) underground storage tanks, (2) asbestos-containing material in any form or condition, (3) materials or equipment containing polychlorinated biphenyls, or (4) landfills, surface impoundments, or disposal areas.

(E)          None of MM&S or its predecessors or Affiliates has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including without limitation any hazardous substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to liabilities, including any Liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), the Solid Waste Disposal Act, as amended ("SWDA") or any other Environmental, Health, and Safety Requirements.

(F)          Neither this Agreement nor the consummation of the transaction that is the subject of this Agreement will result in any obligations for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to any of the so-called "transaction-triggered" or "responsible property transfer" Environmental, Health, and Safety Requirements.

(G)         Neither MM&S nor any of its predecessors or Affiliates has, either expressly or by operation of law, assumed or undertaken any Liability, including without limitation any obligation for corrective or remedial action, of any other Person relating to Environmental, Health, and Safety Requirements.

(H)         No facts, events or conditions relating to the past or present facilities, properties or operations of MM&S or any of its predecessors or Affiliates will prevent, hinder or limit continued compliance with Environmental, Health, and Safety Requirements, give rise to any investigatory, remedial or corrective obligations pursuant to Environmental, Health, and Safety Requirements, or give rise to any other liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) pursuant to Environmental, Health, and Safety Requirements, including without limitation any relating to onsite or offsite releases or threatened releases of hazardous materials, substances or wastes, personal injury, property damage or natural resources damage.

5.26      Certain Business Relationships with MM&S.  Except as disclosed in Schedule 5.26 of the Disclosure Schedule, none of the Sellers and their Affiliates has been involved in any business arrangement or relationship with MM&S within the past 12 months, and none of the Sellers and their Affiliates owns any asset, tangible or intangible, which is used in the business of MM&S.

5.27      Disclosure.  The representations and warranties contained in this Article 5 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article 5 not misleading.

ARTICLE 6
PRE-CLOSING COVENANTS

The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

6.1        General.  Each of the Parties will use his or its reasonable best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth below).

6.2        Notices and Consents.  The Sellers will cause MM&S to give any notices to third parties, and will cause MM&S to use its reasonable best efforts to obtain any third party consents, that the Buyer reasonably may request in connection with the matters referred to in Section 5.3 above.  Each of the Parties will (and the Sellers will cause MM&S to) give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Section 3.3, Section 4.3, and Section 5.3 above.

6.3        Preservation of Business.  The Sellers will cause MM&S to keep its business and properties substantially intact, including its present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers, and employees.

6.4        Operation of Business.  The Sellers will not cause or permit MM&S to engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business.  Without limiting the generality of the foregoing, the Sellers will not cause or permit MM&S to (i) declare, set aside, or pay any dividend or make any distribution with respect to its capital stock or redeem, purchase, or otherwise acquire any of its capital stock, (ii) offer or sell any equity or debt securities of MM&S for cash or other consideration, or (iii) otherwise engage in any practice, take any action, or enter into any transaction of the sort described in Section 5.7 above without the prior written consent of Buyer.

6.5        Full Access.  Each of the Sellers will permit, and the Sellers will cause MM&S to permit, representatives of the Buyer to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of MM&S, to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to MM&S.

6.6        Notice of Developments.  The Sellers will give prompt written notice to the Buyer of any material adverse development causing a breach of any of the representations and warranties in Article 5 above.  Each Party will give prompt written notice to the others of any material adverse development causing a breach of any of his or its own representations and warranties in Article 3 or Article 4 above.  No disclosure by any Party pursuant to this Section 6.6, however, shall be deemed to amend or supplement Schedules 3 or 4, or the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

6.7        Exclusivity.  None of the Sellers will (and the Sellers will not cause or permit MM&S to) (A) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets, of MM&S (including any acquisition structured as a merger, consolidation, or share exchange) or (B) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing.  None of the Sellers will vote their MM&S Shares in favor of any such acquisition structured as a merger, consolidation, or share exchange.  The Sellers will notify the Buyer immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

6.8       Shareholders’ Agreement.  The Sellers shall cause the Shareholders’ Agreement to terminate effective with the Closing.

ARTICLE 7
POST-CLOSING COVENANTS

The Parties agree as follows with respect to the period following the Closing.

7.1       General.  In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification under Article 8 below).  The Sellers acknowledge and agree that from and after the Closing the Buyer will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to MM&S.

7.2       Litigation Support.  In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving MM&S, each of the other Parties will cooperate with him or it and his or its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Article 8 below).

7.3       Operation of Business.  The Sellers will not cause or permit MM&S to engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business.  Without limiting the generality of the foregoing, the Sellers will not cause or permit MM&S to (i) declare, set aside, or pay any dividend or make any distribution with respect to its capital stock or redeem, purchase, or otherwise acquire any of its capital stock, (ii) offer or sell any equity or debt securities of MM&S for cash or other consideration, or (iii) otherwise engage in any practice, take any action, or enter into any transaction of the sort described in Section 5.7 above without the prior written consent of Buyer.  Following the Closing, the number of members of the MM&S board of directors will be adjusted to five, of which Buyer shall appoint three and Sellers shall appoint two directors.

7.4       Transition.  None of the Sellers will take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of MM&S from maintaining the same business relationships with MM&S after the Closing as it maintained with MM&S prior to the Closing.  Each of the Sellers will refer all customer inquiries relating to the business of MM&S to the Buyer from and after the Closing.

7.5       Confidentiality.  Each of the Sellers will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to the Buyer or destroy, at the request and option of the Buyer, all tangible embodiments (and all copies) of the Confidential Information which are in his or its possession.  In the event that any of the Sellers is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, that Seller will notify the Buyer promptly of the request or requirement so that the Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 7.5.  If, in the absence of a protective order or the receipt of a waiver hereunder, any of the Sellers is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, that Seller may disclose the Confidential Information to the tribunal; provided, however, that the disclosing Seller shall use his or its reasonable best efforts to obtain, at the reasonable request of the Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Buyer shall designate.  The foregoing provisions shall not apply to any Confidential Information which is generally available to the public immediately prior to the time of disclosure.

7.6       Covenant Not to Compete.  For a period of five years from and after the closing date of the exercise of either the Buyer’s Option or the Seller’s Option, none of the Sellers will engage directly or indirectly in any business that MM&S conducts as of the Closing Date in any geographic area in which MM&S conducts that business as of the Closing Date; provided, however, that no owner of less than 1% of the outstanding stock of any publicly-traded corporation shall be deemed to engage solely by reason thereof in any of its businesses.  If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 7.6 is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

7.7       Registration of Buyer Shares.  Subject to the terms and conditions of this Agreement, the Buyer shall prepare and file with the SEC, within 90 days from the release of the Buyer Shares as provided in Section 2.1(B) of this Agreement, a registration statement on SB-2 (or, if the Company is then eligible, on Form S-3) under the Securities Act for the registration for the resale by Sellers of the Buyer Shares to be issued under this Agreement.

ARTICLE 8
CONDITIONS TO OBLIGATIONS TO CLOSE

8.1       Conditions to Obligation of Buyer.  The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(A)         The representations and warranties set forth in Article 3 and Article 5 above shall be true and correct in all material respects at and as of the Closing Date;

(B)         The Sellers shall have performed and complied with all of their covenants hereunder in all material respects through the Closing;

(C)         MM&S shall have procured all of the third party consents specified in Section 6.3 above;

(D)         No action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (iii) affect adversely the right of the Buyer to own MM&S Shares and to control MM&S, or (iv) affect adversely the right of any of MM&S to own its assets and to operate its business (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

(E)          MM&S shall not have granted any compensation or bonus to any employee in connection with the transactions contemplated hereunder other than as approved by Buyer;

(G)         On or prior to the Closing Date, Sellers or MM&S, as the case may be, will have delivered to Buyer all of the following (dated as of the Closing Date, except as otherwise indicated):

(1)         A certificate, dated not earlier than the fifth (5th) Business Day prior to the Closing Date, of the Minnesota Secretary of State stating that MM&S is in good standing;

(2)         A certificate of each Seller and of an officer of the Company certifying that each of the conditions set forth in Sections 8.2(A) through (C) has been and is satisfied as of the time of the Closing;

(3)         A certificate of the Secretary of MM&S (i) certifying that attached to such certificate are true and complete copies of (a) MM&S's articles of incorporation, as amended through and in effect on the Closing Date, (b) MM&S's bylaws, as amended through and in effect on the Closing Date, and (c) resolutions of MM&S's board of directors authorizing the execution, delivery and performance of this Agreement and the transaction documents to which MM&S is a party and consummation of the transactions contemplated by this Agreement and the transaction documents to which MM&S is a party, and (ii) certifying as to the incumbency of the officer(s) of MM&S executing this Agreement and the transaction documents on behalf of such entity;

(4)         An opinion of counsel to MM&S and Sellers, in substantially the form attached as Exhibit E; and

(5)         Such other documents or instruments as Buyer reasonably request and are reasonably necessary to effect the transactions contemplated by this Agreement; and

(H)         All actions to be taken by the Sellers in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be satisfactory in form and substance to the Buyer.

Buyer may waive any condition specified in this Section 8.1 if it executes a writing so stating at or prior to the Closing.

8.2       Conditions to Obligation of the Sellers.  The obligation of the Sellers to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

(A)         The representations and warranties set forth in Article 4 above shall be true and correct in all material respects at and as of the Closing Date;

(B)         The Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

(C)         No action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

(D)         The Buyer shall have delivered to the Sellers a certificate to the effect that each of the conditions specified above in Section 8.1(A) through 8.1(E) is satisfied in all respects; and

(E)          All actions to be taken by the Buyer in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Sellers.

Sellers may waive any condition specified in this Section 8.2 if they execute a writing so stating at or prior to the Closing.

ARTICLE 9
REMEDIES FOR BREACHES OF THIS AGREEMENT

9.1        Survival of Representations and Warranties. All of the representations and warranties of the Parties contained in this Agreement shall survive the Closing hereunder (even if the damaged Party knew or had reason to know of any misrepresentation or breach of warranty or covenant at the time of Closing) and continue in full force and effect forever thereafter (subject to any applicable statutes of limitations).

9.2        Indemnification Provisions for Benefit of the Buyer.

(A)         In the event any of the Sellers breaches (or in the event any third party alleges facts that, if true, would mean any of the Sellers has breached) any of their representations, warranties, and covenants contained herein (other than the covenants in Section 2.1 above and the representations and warranties in Article 3 above), and, if there is an applicable survival period pursuant to Section 9.1 above, provided that the Buyer makes a written claim for indemnification against any of the Sellers pursuant to Section 12.7 below within such survival period, then each of the Sellers agrees to indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Buyer may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach).

(B)         In the event any of the Sellers breaches (or in the event any third party alleges facts that, if true, would mean any of the Sellers has breached) any of his covenants in Section 2.1 above or any of his representations and warranties in Article 3 above, and, if there is an applicable survival period pursuant to Section 9.1 above, provided that the Buyer makes a written claim for indemnification against the Seller pursuant to Section 12.7 below within such survival period, then the Seller agrees to indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Buyer may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach).

(C)         Each of the Sellers agrees to indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer may suffer resulting from, arising out of, relating to, in the nature of, or caused by any Liability of MM&S (1) for any Taxes of MM&S with respect to any Tax year or portion thereof ending on or before the Closing Date (or for any Tax year beginning before and ending after the Closing Date to the extent allocable (determined in a manner consistent with Section 10.3) to the portion of such period beginning before and ending on the Closing Date), to the extent such Taxes are not reflected in the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the Most Recent Balance Sheet (rather than in any notes thereto), as such reserve is adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of MM&S in filing its Tax Returns, and (2) for the unpaid Taxes of any Person (other than MM&S) under Reg. §1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

9.3        Indemnification Provisions for Benefit of the Sellers.  In the event the Buyer breaches (or in the event any third party alleges facts that, if true, would mean the Buyer has breached) any of its representations, warranties, and covenants contained herein, and, if there is an applicable survival period pursuant to Section 9.1 above, provided that any of the Sellers makes a written claim for indemnification against the Buyer pursuant to Section 12.7 below within such survival period, then the Buyer agrees to indemnify each of the Sellers from and against the entirety of any Adverse Consequences the Seller may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Seller may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach).

9.4        Matters Involving Third Parties.

(A)         If any third party shall notify any Party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this Article 9, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

(B)         Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (1) the Indemnifying Party notifies the Indemnified Party in writing within 15 days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (2) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (3) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (4) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Party, and (5) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

(C)         So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 9.4(B) above, (1) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (2) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), and (3) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably).

(D)         In the event any of the conditions in Section 9.4(B) above is or becomes unsatisfied, however, (1) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (2) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys' fees and expenses), and (3) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Article 9.

(E)          Determination of Adverse Consequences.  All indemnification payments under this Article 9 shall be deemed adjustments to the Purchase Price.

(F)          Other Indemnification Provisions.  The foregoing indemnification provisions are in addition to, and not in derogation of, any statutory, equitable, or common law remedy (including without limitation any such remedy arising under Environmental, Health, and Safety Requirements) any Party may have with respect to MM&S or the transactions contemplated by this Agreement.  Each of the Sellers hereby agrees that he or she will not make any claim for indemnification against MM&S by reason of the fact that he or she was a director, officer, employee, or agent of any such entity or was serving at the request of any such entity as a partner, trustee, director, officer, employee, or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, agreement, or otherwise) with respect to any action, suit, proceeding, complaint, claim, or demand brought by the Buyer against such Seller (whether such action, suit, proceeding, complaint, claim, or demand is pursuant to this Agreement, applicable law, or otherwise).

ARTICLE 10
TAX MATTERS

The following provisions shall govern the allocation of responsibility as between Buyer and Sellers for certain tax matters following the Closing Date:

10.1     Tax Periods Ending on or Before the Closing Date.  Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for MM&S for all periods ending on or prior to the Closing Date which are filed after the Closing Date other than income Tax Returns with respect to periods for which a consolidated, unitary or combined income Tax Return of Seller will include the operations of MM&S.  Buyer shall permit MM&S to review and comment on each such Tax Return described in the preceding sentence prior to filing.  Sellers shall reimburse Buyer for Taxes of MM&S with respect to such periods within fifteen (15) days after payment by Buyer or MM&S of such Taxes to the extent such Taxes are not reflected in the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the Closing Balance Sheet.

10.2     Tax Periods Beginning Before and Ending After the Closing Date.  Buyer shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of MM&S for Tax periods which begin before the Closing Date and end after the Closing Date.  Sellers shall pay to Buyer within fifteen (15) days after the date on which Taxes are paid with respect to such periods an amount equal to the portion of such Taxes which relates to the portion of such Taxable period ending on the Closing Date to the extent such Taxes are not reflected in the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the Closing Balance Sheet.  For purposes of this Section, in the case of any Taxes that are imposed on a periodic basis and are payable for a Taxable period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of such Taxable period ending on the Closing Date shall (x) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction the numerator of which is the number of days in the Taxable period ending on the Closing Date and the denominator of which is the number of days in the entire Taxable period, and (y) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant Taxable period ended on the Closing Date.  Any credits relating to a Taxable period that begins before and ends after the Closing Date shall be taken into account as though the relevant Taxable period ended on the Closing Date.  All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of MM&S.

10.2     Cooperation on Tax Matters.

(A)         Buyer, MM&S and Sellers shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section and any audit, litigation or other proceeding with respect to Taxes.  Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  MM&S and Sellers agree (1) to retain all books and records with respect to Tax matters pertinent to MM&S relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or Sellers, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (2) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, MM&S or Sellers, as the case may be, shall allow the other party to take possession of such books and records.

(B)         Buyer and Sellers further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(C)         Buyer and Sellers further agree, upon request, to provide the other party with all information that either party may be required to report pursuant to §6043 of the Code and all Treasury Department Regulations promulgated thereunder.

10.3     Tax Sharing Agreements.  All tax sharing agreements or similar agreements with respect to or involving MM&S shall be terminated as of the Closing Date and, after the Closing Date, MM&S shall not be bound thereby or have any Liability thereunder.

10.4     Certain Taxes.  All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement, shall be paid by Sellers when due, and Sellers will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, Buyer will, and will cause its affiliates to, join in the execution of any such Tax Returns and other documentation.

ARTICLE 11
TERMINATION

11.1     Termination of Agreement.  Certain of the Parties may terminate this Agreement as provided below:

(A)         Buyer and Sellers may terminate this Agreement by mutual written consent at any time prior to the Closing;

(B)         Buyer may terminate this Agreement by giving written notice to the Sellers at any time prior to the Closing (1) in the event any of the Sellers has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Buyer has notified the Sellers of the breach, and the breach has continued without cure for a period of five (5) after the notice of breach or (2) if the Closing shall not have occurred on or before December 31, 2007, by reason of the failure of any condition precedent under Section 8.1 hereof (unless the failure results primarily from the Buyer itself breaching any representation, warranty, or covenant contained in this Agreement); and

(C)         Sellers may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing (1) in the event the Buyer has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, any of the Sellers has notified the Buyer of the breach, and the breach has continued without cure for a period of five (5) days after the notice of breach or (2) if the Closing shall not have occurred on or before December 31, 2007, by reason of the failure of any condition precedent under Section 8.2 hereof (unless the failure results primarily from any of the Sellers themselves breaching any representation, warranty, or covenant contained in this Agreement).

11.2       Effect of Termination.  If any Party terminates this Agreement pursuant to Section 11.1 above, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party (except for any Liability of any Party then in breach).

ARTICLE 12
MISCELLANEOUS

12.1     Nature of Certain Obligations.

(A)         The covenants of each of the Sellers in Section 2.1 above concerning the sale of his MM&S Shares to the Buyer and the representations and warranties of each of the Sellers in Article 3 above concerning the transaction are several obligations.  This means that the particular Seller making the representation, warranty, or covenant will be solely responsible to the extent provided in Article 9 above for any Adverse Consequences the Buyer may suffer as a result of any breach thereof.

(B)         The remainder of the representations, warranties, and covenants in this Agreement are joint and several obligations. This means that each Seller will be responsible to the extent provided in Article 9 above for the entirety of any Adverse Consequences the Buyer may suffer as a result of any breach thereof.

12.2     Press Releases and Public Announcements.  No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the Buyer and the Sellers; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Parties prior to making the disclosure).

12.3     No Third-Party Beneficiaries.  This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

12.4     Entire Agreement.  This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

12.5     Succession and Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns.  No Party may assign either this Agreement or any of his or its rights, interests, or obligations hereunder without the prior written approval of the Buyer and the Sellers; provided, however, that the Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases the Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).

12.6     Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

12.7     Notices.  All notices, requests, demands, claims, and other communications hereunder will be in writing.  Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to the Sellers:
c/o Midwest Monitoring and Surveillance
1420 North State Street
Fairmont, MN  56031

Copy to:
Tuttle & Bergeson, P.A.
Attn: Steve Bergeson, Esq.
1275 Ramsey Street, Suite 600
Shakopee, MN 55379

If to the Buyer:
RemoteMDx, Inc.
150 West Civic Center Drive
Suite 400
Sandy, Utah  84070

Copy to:
Durham Jones & Pinegar, PC
Attn: Kevin R. Pinegar, Esq.
111 East Broadway, Suite 900
Salt Lake City, Utah 84111

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient.  Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

12.8     Governing Law.  This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Utah without giving effect to any choice or conflict of law provision or rule (whether of the State of Utah or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Utah.

12.9     Amendments and Waivers.  No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Sellers.  No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

12.10   Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

12.11   Expenses.  Each of the Parties and MM&S will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.  The Sellers agree that MM&S has not borne or will not bear any of the Sellers' costs and expenses (including any of their legal fees and expenses) in connection with this Agreement or any of the transactions contemplated hereby.

12.12   Construction.  Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.  The word "including" shall mean including without limitation.  The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance.  If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

12.13   Incorporation of Exhibits, Annexes, and Schedules.  The Exhibits, Annexes, and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

12.14   Specific Performance.  Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached.  Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, in addition to any other remedy to which they may be entitled, at law or in equity.

12.15   Captions.  The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and will not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement will be enforced and construed as if no caption had been used in this Agreement.

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[Signatures are on the following page.]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on December 20, 2007, effective December 1, 2007.

REMOTEMDX, INC.

By:  /s/  Michael G. Acton
Title:  Chief Financial Officer

MIDWEST MONITORING AND SURVEILLANCE, INC.

By:  /s/  Gary Shelton
Title:  President

/s/  Gary Bengtson
Gary Bengtson

/s/  Gary Shelton
Gary Shelton

/s/  Larry Gardner
Larry Gardner

/s/  Sue Gardner
Sue Gardner